Exhibit 99.(a)(1)(E)

Letter to Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees

CELL GENESYS, INC.

Offer to Exchange

Each $1,000 Principal Amount of Outstanding

3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”)

CUSIP Nos. 150921AA2 and 150921AB0

for

Shares of Common Stock Plus

a Cash Payment Plus Accrued and Unpaid Interest on the Existing Notes Plus

3.125% Convertible Senior Notes due May 1, 2013 (the “New Notes”)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 22, 2009 (THE “EXPIRATION DATE”) UNLESS EXTENDED.

HOLDERS OF EXISTING NOTES ARE URGED TO READ THE OFFER TO EXCHANGE (AS DEFINED BELOW).

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is an Offer to Exchange, dated May 22, 2009 (as the same may be amended and supplemented from time to time, the “Offer to Exchange”) of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys,” “we,” “us” or the “Company”), and a Letter of Transmittal (as the same may be amended and supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Exchange, the “Offer Documents”) relating to the Company’s offer (the “Exchange Offer”) to exchange for each $1,000 principal amount of the Company’s outstanding 3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”) that you validly tender before the Expiration Date: (i) 205.8824 shares of the Company’s common stock, par value $0.001 per share (“common stock”), plus (ii) a cash payment of $500.00 plus accrued and unpaid interest on such $1,000 principal amount of Existing Notes to, but excluding, the settlement date of the Exchange Offer, plus (iii) $310.000 principal amount of 3.125% Convertible Senior Notes due May 1, 2013 (the “New Notes,” and together with consideration referenced in clauses (i) and (ii), the “Exchange Consideration”). The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on, the Existing Notes so tendered and accepted. The Company will not issue fractional shares of common stock in the exchange for the Existing Notes. Instead, the Company will pay to the holder of Existing Notes an amount of cash equal to any such fraction multiplied by the closing sale price of the Company’s common stock on the trading day immediately preceding the settlement date of the Exchange Offer, rounded down to the nearest whole cent. In addition, the New Notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. The Company will not issue New Notes in a denomination that is not an integral multiple of $1,000. To the extent you would otherwise be entitled to receive a principal amount of New Notes that is not an integral multiple of $1,000, the principal amount of New Notes that you will actually receive will be rounded down to nearest $1,000 and you will receive a cash payment equal to the difference between the rounded and unrounded principal amounts, rounded down to nearest whole cent, in lieu of such difference. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon. The Exchange Offer is being extended to all holders of the Existing Notes.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Notwithstanding any other provision of the Exchange Offer, the Company’s obligation to accept for payment, and to pay for, the Existing Notes validly tendered pursuant to the Exchange Offer is conditioned upon the purchase not being in violation of applicable law.

For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, the Company is enclosing the following documents:

1. The Offer to Exchange dated May 22, 2009.

2. A Letter of Transmittal and Notice of Guaranteed Delivery for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold the Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer. This form will enable your clients to tender the Existing Notes that they beneficially own.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Your clients will need to instruct you as to whether they want to tender their Existing Notes in the Exchange Offer.

We urge you to contact your clients as promptly as possible in order to obtain their instructions.

Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

Cell Genesys, Inc.

(650) 266-3000

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained herein and therein.